EXHIBIT 99.1

OXIS International Forms Joint Venture to Develop
Ergothioneine-Based Treatment for Acute Lung Injury

Initial Research Funding to Come From U.S. Department of Defense Grant

BEVERLY HILLS, Calif. (July 11, 2011) – OXIS International, Inc. (OTC/BB: OXIS; Euronext Paris: OXI) today announced that it has formed a joint venture with John E. Repine, M.D. to develop ergothioneine as a potential intervention to treat and prevent Acute Lung Injury (ALI), including the most severe form of ALI known as Acute Respiratory Distress Syndrome (ARDS).

The joint venture has the rights to patent-pending technology created by Dr. Repine covering the use of ergothioneine, a naturally occurring antioxidant known for its anti-inflammatory and antioxidant effectiveness, as a way to treat or prevent ALI/ARDS.

“We are excited about the potential for this new joint venture to discover a treatment for ALI that could save lives in trauma situations,” said Bernie Landes, President of OXIS International. “Dr. Repine’s work represents a truly novel approach, and leverage’s the research that OXIS has done on the safety and efficacy of ergothioneine.”

Dr. Repine is the Waring Professor of Medicine and Director of the Webb-Waring Center at the University of Colorado School of Medicine, where ARDS was originally described as a clinical entity.  Dr. Repine and the University of Colorado Medical School have been awarded a $1.34 million grant from the U.S. Department of Defense, which includes support to undertake additional animal investigations of the potential of ergothioneine as a therapeutic intervention for ALI/ARDS.

Preliminary data in a rat model of ALI/ARDS suggests that ergothioneine is a potential treatment, and may even be effective when given after ALI/ARDS has started. Because of its apparent safety established in multiple toxicity studies, ergothioneine may be given to the large population of at-risk individuals to prevent ALI/ARDS – a new strategy that contrasts with prior unsuccessful approaches of treating ALI/ARDS once it is fully established.

Dr. Repine is scheduled to be a featured speaker at the “First International Congress on Ergothioneine, Antioxidants & Age Management Medicine” being held Friday, July 15 through Sunday, July 17 at the DeNeve Auditorium on the campus of the University of California Los Angeles.

About Acute Lung Injury and Acute Respiratory Distress Syndrome

ALI/ARDS is a rapidly occurring lung disorder that prevents oxygenation as the lungs fill up with fluid (pulmonary edema). ALI/ARDS leads to severe breathing difficulty requiring ventilator support. ARDS is often associated with multiple organ failure.  For largely unknown reasons, ALI/ARDS occurs in certain individuals following many different predisposing conditions including, most commonly, trauma, infection (for example, sepsis and pneumonia), hemorrhage, shock, pancreatitis and aspiration. ALI/ARDS is a significant cause of death with a mortality rate of approximately 30% in most studies. ALI/ARDS takes the lives of approximately 70,000 Americans each year, including young people and soldiers engaged in combat. There is presently no specific therapy for ALI/ARDS so the care of these critically ill individuals is mainly supportive, not curative. The mechanisms responsible for ALI/ARDS are unknown but inflammation and oxidative stress are considered by medical experts to be likely contributors.

About OXIS International, Inc.

OXIS International, Inc. is a long-established but recently revitalized biotechnology Company developing multiple proprietary, natural substance-based products focused on oxidative stress and inflammation, which are associated with the negative effects of free radicals and reactive oxygen species.  The Company’s consumer product portfolio includes dietary supplements and is expected ultimately to include functional foods and beverages, skin care and other personal care products, and animal health products.  Specifically, OXIS is emphasizing the unique properties of L-Ergothioneine, a highly potent, patent-protected and versatile antioxidant. The Company has completed a strategic financing agreement with its primary product development and manufacturing partner, Gemini Pharmaceuticals, launched its first product, ErgoFlex for joint pain relief and overall joint health, and announced a joint venture with engage:BDR, a global leader in online sales and marketing.  For more information, please visit www.oxis.com

Forward-Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are urged to consider statements that include the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may,” “potential” or the negative of those words or other similar expressions words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risks and uncertainties inherent in our business, including, without limitation the risks of obtaining possibly required regulatory approvals, the timing of product introductions, the level of market acceptance of and continuing demand for the Company’s products, the impact of competitive products and pricing and the Company’s ability to obtain additional financing to support its operations. We refer you to the risks and factors detailed from time to time in the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.  Any forward-looking statements in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company anticipates that subsequent events and developments may cause its views to change, and the Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.

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Contact:
Lippert/Heilshorn & Associates
Don Markley
310-691-7100
dmarkley@lhai.com